Exhibit 99.1

KKR Completes Acquisition of PharMerica

LOUISVILLE, Ky.--(BUSINESS WIRE)—Dec. 7, 2017-- PharMerica Corporation (NYSE: PMC) today announced the completion of the acquisition of PharMerica by a newly formed company controlled by KKR with an affiliate of Walgreens Boots Alliance, Inc. (Nasdaq: WBA) as a minority investor.

As a result of the completion of the acquisition, PharMerica shareholders will receive an amount in cash equal to $29.25 per share of PharMerica common stock, without interest. In connection with the completion of the acquisition, shares of PharMerica’s common stock will cease trading on the NYSE prior to the opening of the NYSE on December 8, 2017.

UBS Investment Bank and BofA Merrill Lynch are serving as financial advisors to PharMerica and Davis Polk & Wardwell LLP is serving as PharMerica’s legal advisor. Simpson Thacher & Bartlett LLP and Weil, Gotshal & Manges LLP are serving as legal advisors to KKR and Walgreens Boots Alliance, Inc., respectively.

About PharMerica

PharMerica Corporation is a leading provider of pharmacy services. PharMerica serves the long-term care, hospital pharmacy management services, specialty home infusion and oncology pharmacy markets. PharMerica operates 96 institutional pharmacies, 20 specialty home infusion pharmacies and 5 specialty oncology pharmacies in 45 states. PharMerica’s customers are institutional healthcare providers, such as skilled nursing facilities, assisted living facilities, hospitals, individuals receiving in-home care and patients with cancer.

About KKR

KKR is a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate, credit and, through its strategic manager partnerships, hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside its partners' capital and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR's website at www.kkr.com and on Twitter @KKR_Co.

About Walgreens Boots Alliance
Walgreens Boots Alliance, Inc. (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise. The company’s heritage of trusted health care services through community pharmacy care and pharmaceutical wholesaling dates back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the U.S. and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25* countries and employ more than 385,000* people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which it has equity method investments, has more than 13,200* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with more than 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Soap & Glory, Liz Earle, Sleek MakeUP and Botanics.

The company ranks No. 1 in the Food and Drug Stores industry of Fortune magazine’s 2017 list of the World’s Most Admired Companies.

More company information is available at www.walgreensbootsalliance.com.

* As of 31 August 2017, using publicly available information for AmerisourceBergen.
** For 12 months ending 31 August 2017, using publicly available information for AmerisourceBergen.